                    SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a)
       of the Securities Exchange Act of 1934, as amended
                    (Amendment No. ________)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12


                     TEMTEX INDUSTRIES, INC.
        (Name of Registrant as Specified In Its Charter)

           (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(i)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

   * Set forth amount on which the filing is calculated and state how it was determined.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     TEMTEX INDUSTRIES, INC.
                   3010 LBJ Freeway, Suite 650
                       Dallas, Texas 75234

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Temtex Industries, Inc.:

The Annual Meeting of Stockholders of Temtex Industries, Inc. (the "Company"), will be held at the Courtyard by Marriott LBJ and Josey, 2930 Forest Lane, Dallas,Texas 75234, Room A, at 10:00 a.m. on March 6, 1996, for the following purposes:

   (a) To elect six (6) directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall be elected and shall qualify;
   (b) To transact such other business as may properly come before the meeting.

Only holders of Common Stock of record at the close of business on January 12, 1996 are entitled to notice of or to vote at the meeting.

YOU ARE INVITED TO ATTEND THIS MEETING IN PERSON. HOWEVER, IF YOU ARE UNABLE TO DO SO, PLEASE COMPLETE, DATE, SIGN AND RETURN THE
ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.  NO POSTAGE WILL BE
REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                   By Order of the Board of
                                   Directors



                                   James E. Upfield
                                   Chairman of the Board

Dallas, Texas
February 2, 1996

                     TEMTEX INDUSTRIES, INC.
                   3010 LBJ Freeway, Suite 650
                       Dallas, Texas 75234

                         PROXY STATEMENT

A proxy in the accompanying form is being solicited on behalf of the Board of Directors of Temtex Industries, Inc. (the "Company"), for use at the Company's Annual Meeting of Stockholders to be held at the Courtyard by Marriott LBJ and Josey, 2930 Forest Lane, Dallas, Texas 75234, Room A, at 10:00 a.m., central time zone, on March 6, 1996, and at any adjournment(s) thereof. The Company will bear the cost of such solicitation. In addition to solicitations by mail, officers and regular employees of the Company may, to a limited extent and without additional remuneration, solicit proxies personally or by telephone or telegraph. Proxies, together with copies of this Proxy Statement, are first being mailed to stockholders of the Company on or about February 2, 1996.

Execution and return of the enclosed proxy will not in any way affect a stockholder's right to attend the meeting and to vote in person, and any stockholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. A proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, proxies will be voted by those named in the proxy (i) "FOR" the election as directors of those nominees named in the Proxy Statement; (ii) in accordance with their best judgment on all other matters that may properly come before the meeting.

                  VOTING SECURITIES AND QUORUM

Only stockholders of record at the close of business on January 12, 1996, will be entitled to notice of and to vote at the Annual Meeting. On January 12, 1996, the Company had issued and outstanding 3,464,141 shares of $0.20 par value Common Stock (the "Common Stock"), which is the only class of its capital stock outstanding. Each share of common stock is entitled to one vote on each matter presented to the stockholders.

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulations of votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

             PRINCIPAL HOLDERS OF VOTING SECURITIES

The Company knows of no person owning beneficially more than 5% of the Company's Common Stock, except for the following persons who beneficially owned, as of January 12, 1996, the number of shares of Common Stock of the Company set forth opposite each such person's name in the table below:

                                             Amount and Nature
Title of       Name and Address              of Beneficial      Percent
Class          of Beneficial Owner           Ownership (1)      of Class
________       ___________________           _________________  ________
Common Stock   James E. Upfield              1,017,850 (2)      29.4%
               3010 LBJ Freeway
               Suite 650
               Dallas, Texas 75234

Common Stock   Kalmar Investments, Inc.        184,025           5.3%
               1300 Market Street
               Suite 500
               Wilmington, Delaware 19801

Common Stock   Kennedy Capital Management      181,225           5.2%
               Inc.
               425 N. New Ballas Road
               Suite 181
               St. Louis, Missouri 63141-6821

_________________

     (1) The nature of the beneficial ownership of the shares is sole voting and investment power unless indicated otherwise.

     (2) Includes 24,750 shares of Common Stock held of record by HUTCO, a partnership comprised of Mr. Upfield and Mr. John D. Howard, a former director of the Company. Mr. Upfield has shared voting and investment power with respect to such shares of Common Stock.

             OWNERSHIP OF COMMON STOCK BY MANAGEMENT

The following table sets forth the beneficial ownership (as defined by the rules of the Securities and Exchange Commission) of Common Stock of the Company by the incumbent directors, nominees for director, each of the named officers in the Summary Compensation table below and all directors and officers as a group, together with the percentage of the outstanding shares which such ownership represents. Information is stated as of January 12, 1996.

                                             Amount and
Name or Identity         Title of            Nature of Beneficial    Percent of
of Group                 Class               Ownership (1)           Class
________________         ________            ____________________    __________
James E. Upfield         Common Stock        1,017,850 (2)           29.4%

E. R. Buford             Common Stock           89,062 (3)            2.6%

Joseph V. Mariner, Jr.   Common Stock            5,225 (4)             *

Larry J. Parsons         Common Stock            5,500 (4)             *

Scott K. Upfield         Common Stock           28,000 (5)             *

Richard W. Griner        Common Stock            3,000 (5)             *

R. N. Stivers            Common Stock           22,543 (6)             *

All present executive
 officers and directors
 as a group
 (7 persons)             Common Stock        1,171,180 (7)           33.8%

__________

  *  Denotes less than 1%

                                  -2-

  (1) The nature of the beneficial ownership of the shares by the respective persons or group is sole voting and investment power unless otherwise indicated.

  (2) Includes 24,750 shares of Common Stock over which Mr. Upfield has shared voting and investment power owned by HUTCO, a partnership comprised of Mr. Upfield and Mr. Howard, a former director of the Company.

  (3)               Includes 50,000 shares of Common Stock
                    issuable upon the exercise of options granted under the 1990 Stock Plan for key employees of Temtex Industries, Inc. and its subsidiaries
                    (the "1990 Plan").

  (4) Includes 5,000 shares of Common Stock issuable upon the exercise of options granted under the Outside Director Stock Option Plan (the
                    "Outside Director Plan").

  (5) Includes 2,500 shares of Common Stock issuable upon the exercise of options granted under the Outside Director Plan.

  (6) Includes 10,000 shares of Common Stock issuable upon the exercise of options granted under the 1990 Plan.

  (7) Includes 75,000 shares of Common Stock issuable upon the exercise of options granted under the 1990 Plan and the Outside Director Plan.

          INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors has two standing committees:  the Audit
Committee and the Compensation Committee. The Company has no formal nominating committee.

The Audit Committee recommends to the Board of Directors the engagement of the Company's independent auditors and reviews with the auditors the plan and scope of their audit for each year, the results of the audit when completed and their fees for services performed. The Audit Committee also reviews the Company's policies and procedures designed to avoid improper conflicts of interest. The Audit Committee is composed exclusively of directors who are not officers or employees of the Company. The present members of the Audit Committee are Messrs. Parsons (Chairman), Mariner, S. K. Upfield and Griner. The Audit Committee held two meetings during the twelve months ended August 31, 1995.

The Compensation Committee recommends to the Board of Directors salaries and other compensation payable to certain officers of the Company. The present members of the Compensation Committee are Mr. Mariner (Chairman) and Messrs. Parsons, J. E. Upfield, S. K. Upfield and Griner. The Compensation Committee held two meetings during the twelve months ended August 31, 1995.

During the twelve months ended August 31, 1995, the full Board of Directors held four meetings. Each incumbent director attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (2) the total number of meetings of all committees of the Board on which he served (during the periods that he served).

                      ELECTION OF DIRECTORS

                            (Item 1)

Six (6) directors will be elected at the Annual Meeting of Stockholders by the holders of the Common Stock. Each director is elected for a term of one year to serve until the next Annual Meeting of Stockholders and until his successor is elected and has qualified. The accompanying proxy (unless otherwise directed) will be voted for the election of directors of the Company of the six
(6) persons named below. If any nominee shall be unable to serve, the accompanying proxy will be voted for a substitute nominee and for the other nominees named below. The management of the Company has no reason to believe that any nominee will be unable to serve.

The names of the directors and nominees for the office of director and information about them, as furnished by the directors and nominees themselves, are set forth below:

                                   First          Positions and Offices with Company, Business
                                   Became a       Experience During Past Five Years and Other
Name                     Age       Director in    Directorships
____                     ___       ___________    ____________________________________________

James E. Upfield         75        1969           Chairman of the Board of the
                                                  Company for more than the past five
                                                  years; also Chairman of the Board
                                                  of Temco Fireplace Products, Inc.,
                                                  a wholly-owned subsidiary of the
                                                  Company; serves as a director of
                                                  Hunter Resources, Inc. (formerly
                                                  Interamerican Corporation) which is
                                                  engaged in the sale of oil, gas and
                                                  oilfield services.

E. R. Buford             60        1973           President of the Company for more
                                                  than five years and was elected
                                                  Chief Executive Officer of the
                                                  Company in February, 1986;
                                                  President and director of Temco
                                                  Fireplace Products, Inc., a wholly-
                                                  owned subsidiary of the Company,
                                                  for more than the past five years.

Joseph V. Mariner, Jr.   75        1979           Retired as Chairman and Chief
                                                  Executive Officer of Hydro-Metals,
                                                  Inc., when it was acquired by
                                                  Wallace Murray Corporation, a
                                                  manufacturer of plumbing ware and
                                                  cutting tools; serves as a director
                                                  of Peerless MFG Co., a manufacturer
                                                  of separators and filters used for
                                                  removing liquids and solids from
                                                  gases and air; the Dyson-Kissner-
                                                  Moran Corporation, a New York based
                                                  privately owned investment company;
                                                  Kearney National, Inc., a
                                                  manufacturer of electrical power
                                                  distribution products; El Chico
                                                  Restaurants, Inc., a Mexican
                                                  restaurant chain; Renters Choice,
                                                  Inc., operates Rent-To-Own Stores;
                                                  and Industrial Flexible Materials,
                                                  Inc., a manufacturer of rubber
                                                  crumbs from recycled tires.

Larry J. Parsons         66        1989           Retired in 1988 as partner of Ernst
                                                  & Whinney, (now known as Ernst &
                                                  Young LLP) an international public
                                                  accounting firm.  Mr. Parsons was a
                                                  partner for more than five years
                                                  before his retirement and holds no
                                                  other directorships.

Scott K. Upfield         36        1992           President, Treasurer and a director
                                                  of Insurance Technologies
                                                  Corporation, a company principally
                                                  engaged in developing and marketing
                                                  software to the insurance industry
                                                  for more than the past five years.

                               -4-

Richard W. Griner        57        1995           Director, President and Chief
                                                  Operating Officer of the Hart
                                                  Group, a privately owned company
                                                  which supplies managerial services
                                                  to privately owned Rmax, Inc. a
                                                  manufacturer and distributor of
                                                  insulation wall board for more than
                                                  five years; director and President
                                                  of HC Industries, Inc. and of HC
                                                  Industries NV., Inc. subsidiaries
                                                  of Rmax and director of Axon, Inc.
                                                  a multifaceted contracting and
                                                  service company.  Mr. Griner is
                                                  also a director and President of
                                                  Rmax.

Each of the above named nominees is a member of the present Board of Directors and was elected to such office at the Annual Meeting of Stockholders held March 7, 1995, except for Mr. Griner who was elected to the board at a regularly scheduled meeting of the Board on June 7, 1995. There are no family relationships among any of the directors or among any of the directors and any officers of the Company except Messrs. James E. Upfield and Scott
K. Upfield who are father and son.

                     EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The executive officers of the Company are Messrs. James E. Upfield, E. R. Buford and R. N. Stivers. Messrs. Upfield and Buford positions are described above, Mr. Stivers, age 60, for more than the past five years, has been Vice President-Finance, Secretary, Treasurer and Chief Financial Officer of the Company.

The following table provides certain disclosure of all compensation awarded to, earned by or paid to the chief executive officer of the Company and to each of the Company's two most highly compensated executive officers (other than the chief executive officer) whose total salary and bonus exceed $100,000. The Company had no other executive officer whose base salary and bonus exceeded $100,000 in 1995.

                   SUMMARY COMPENSATION TABLE

                                                                             Long Term Compensation
                                                                     _____________________________________
                         Annual Compensation                              Awards              Payouts
                         ___________________                         _____________________________________
                                                            Other                   Securities               All
                                                            Annual   Restricted     Underlying     LTIP      Other
Name and                                                    Compen-  Stock          Options        Pay-      Compen-
Principal                Fiscal    Salary    Bonus          sation   Awards         /SARs          outs      sation
Position                 Year      ($)       ($)            ($)      ($)            (#)            ($)       ($)
_________                ______    ______    _____          _______  __________     __________     ____      _______
E.R.Buford               1993      185,000    65,000        N/A      -0-            -0-            -0-       N/A
Chief Executive Officer  1994      195,800   150,000        N/A      -0-            -0-            -0-       N/A
and President            1995      205,300       -0-        N/A      -0-            -0-            -0-       N/A
_____________________________________________________________________________________________________________________
James E. Upfield         1993      135,000       -0-        N/A      -0-            -0-            -0-       N/A
Chairman of              1994      145,000    25,000        N/A      -0-            -0-            -0-       N/A
the Board                1995      150,000       -0-        N/A      -0-            -0-            -0-       N/A
_____________________________________________________________________________________________________________________
R. N. Stivers            1993       97,500    25,000        N/A      -0-            -0-            -0-       N/A
Chief Financial          1994      102,500    30,000        N/A      -0-            -0-            -0-       N/A
Officer and Vice         1995      107,800       -0-        N/A      -0-            -0-            -0-       N/A
President-Finance
_____________________________________________________________________________________________________________________

Other annual compensation did not exceed the lesser of either
$50,000 or 10% of total salary as disclosed in the Summary
Compensation Table.

STOCK PLAN FOR KEY EMPLOYEES

In 1990, the Company adopted the 1990 Stock Plan for Key Employees of Temtex Industries, Inc. and its Subsidiaries (the "1990 Plan"). The 1990 Plan provides for the grant of stock options, including "incentive stock options" within the meaning of Section 422a of the Internal Revenue Code of 1986 and "non-qualified stock options" which do not constitute incentive stock options, the grant of stock appreciation rights in connection therewith, and the allotment of shares of restricted stock, to key employees of the Company.

The 1990 Plan is intended to attract, retain and provide incentives for eligible key employees. The 1990 Plan is administered by a committee of the Board of Directors not eligible to receive awards under the 1990 Plan. Presently the Compensation Committee administers the Plan. Such committee has authority, in its discretion, to determine the individuals to whom, and the time or times at which restricted stock will be allotted or options or stock appreciation rights will be granted, the number of shares to be subject to each allotment of restricted stock, stock options and appreciation rights, the option price for the duration of each option and other matters in connection with the administration of the 1990 Plan and the grant of awards thereunder. The exercise price of any option granted under the 1990 Plan may not be less than the fair market value of the Common Stock at the date of grant. Options and stock appreciation rights may be granted and restricted stock allotted under the 1990 Plan from time to time until December 31, 1999, on which date such 1990 Plan will terminate, unless it is sooner terminated as provided therein.

The stockholders at the annual meeting held March 7, 1995, approved a proposal increasing the shares eligible for issuance pursuant to the 1990 Plan from 95,000 shares to 195,000 shares of Common Stock and the aggregate number of options (including stock appreciation rights) or shares of restricted stock which may be issued to any one employee in any fiscal year shall not exceed 25,000.

OPTION GRANTS DURING 1995 FISCAL YEAR

The following table specifies the grants of stock options made during the last completed fiscal year to each of the Company's executive officers named in the Summary Compensation Table.

              Option/SAR Grants in Last Fiscal Year

                                                                               Potential
                                                                               Realizable Value
                                                                               at Assumed Annual
                                                                               Rates of Stock
                                                                               Price Appreciation
                         Individual Grants                                     for Option Term (1)
                    ___________________________                                __________________________
                    Number of      % of Total
                    Securities     Options/
                    Underlying     SARs Granted
                    Options/       to Employees   Exercise or
                    SARs           in Fiscal      Base Price    Expiration
Name                Granted (#)    Year           ($/Sh)        Date           5%  ($)(2)     10%  ($)(3)
____                ___________    ____________   ___________   __________     __________     ___________
E. R. Buford        20,000         28.6%          $4.94         7/1/05         $62,200        $157,600

James E. Upfield       -0-          -0-             -0-            -0-             -0-             -0-

R. N. Stivers       10,000         14.3%          $4.94         7/1/05         $31,100        $ 78,800

(1) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.

(2) Represents an assumed market price per share of Common Stock of $8.05.

(3) Represents an assumed market price per share of Common Stock of $12.82.

The following table includes the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options were exercised, the aggregate dollar value realized upon exercise and the total value of unexercised options held at the end of the last completed fiscal year for each of the Company's executive officers named in the Summary Compensation Table.

       Aggregated Option/SAR Exercises in Last Fiscal Year
                  and FY-End Option/SAR Values

                                                                                    Value of
                                                                                    Value of
                                                           Number of Securities     Unexercised In-
                                                           Underlying Unexercised   the-Money
                                                           Options/SARs at FY-End   Options/SARs at
                                                           (#)                      FY-End ($)
                                                           ______________________   _________________
                    Shares Acquired     Value Realized     Exercisable/             Exercisable/
Name                on Exercise (#)     ($)                Unexercisable            Unexercisable
____                _______________     ______________     ______________________   _________________
E. R. Buford        -0-                 -0-                Exercisable 50,000       $175,000
                                                           Unexercisable 20,000          -0- (1)

J. E. Upfield       -0-                 -0-                 -0-                          -0-

R. N. Stivers       -0-                 -0-                Exercisable 10,000       $ 35,000
                                                           Unexercisable 10,000          -0- (1)

(1) The Company's stock price at August 31, 1995 was below the option price.

SELECT MANAGEMENT EMPLOYEE SECURITY PLAN

Except for the Company's Select Management Employee Security Plan, (the "Security Plan") the Company does not have any plans that could be deemed long-term incentive plans or defined benefit or actuarial plans under which benefits are determined primarily by reference to final compensation. The Security Plan provides certain death and retirement benefits to key employees of the Company. During the fiscal year ended August 31, 1995, ten (10) employees were participating in the Security Plan (including the three named executive officers in the Summary Compensation Table above). The Company's Compensation Committee has discretion to select additional employees (not more frequently than annually) to participate in the Security Plan.

The Security Plan provides for benefits to be paid to each participant for a period of ten (10) years after retirement (or to the beneficiary or estate of a participant for a period of ten (10) years following the date of death of a participant) in an amount during each such year equal to approximately 50% of the participant's salary at the date of retirement or death. All required benefit payments are provided by individual life insurance, retirement insurance or annuity type policies. Pursuant to the Security Plan, the Company makes all contributions to fund the aggregate amount of insurance premiums required to purchase and maintain all applicable insurance or annuity type policies.

Any participant in the Security Plan who ceases to be an employee of the Company prior to attaining the age of fifty (50) and ten
(10) years of employment and before normal retirement date may elect to purchase his insurance policy for one-third of its cash value on the date of termination. Any participant who ceases to be employed after attaining age fifty (50) and ten (10) years of service but before normal retirement will be assigned his insurance policy without any payment being required.

EXECUTIVE OFFICERS EMPLOYMENT CONTRACT AGREEMENTS

The Company entered into three-year employment contracts with Mr.
E. R. Buford and Mr. R. N. Stivers (the "Executives") as of June 7, 1994. Under the terms of the agreements, Mr. Buford receives an annual base salary of $201,300 and Mr. Stivers receives a base salary of $105,000. During the term of the agreements, the Company may increase the base salary of the Executives, but cannot reduce the base amount of the salaries. The Executives will also be eligible to participate in the regular employee benefit program now or hereafter established by the Company.

On each anniversary of these agreements, the term shall be extended for an additional period of one year unless the Board of Directors elects, at the directors' meeting following the annual stockholders' meeting, not to extend the agreements.

The agreements may be terminated by the Company without cause upon thirty days prior written notice. In the event of termination without cause, the Company shall for a period of two and one-half years continue to pay Mr. Buford and for a period of one year continue to pay Mr. Stivers their base salaries effective at the time of termination.

If the Executives are involuntarily terminated, other than for cause, in contemplation of, or within three years following, a change of control, the Company shall pay the Executives (i) a lump sum severance payment equal to two and one-half times the Executives base salary in effect at the time of involuntary termination, payable as a lump sum, and (ii) continuation of all employee benefits, executive benefits and perquisites or benefits reasonably equivalent thereto, for a period of two and one-half years.

                    COMPENSATION OF DIRECTORS

DIRECTORS' REMUNERATION

Those directors who are regular salaried employees of the Company receive no additional compensation for their services as directors or as members of committees of the Board. Cash compensation currently payable to the other directors for services in that capacity consists of a retainer of $2,500 per year and a fee of $750 (in addition to travel expenses) for each day of each meeting of the Board of Directors attended. No additional retainers are paid for serving on a committee; however, if one or more committee meetings are held on a day other than one on which a Board meeting is held, committee members are paid a fee of $750 (in addition to travel expenses) for each day of such meeting or meetings.

Directors who are not regular salaried officers or employees who render services to the Company in a capacity or capacities other than that of a director (for example, as consultants or attorneys) may be compensated for such other services, and such compensation for other services shall not, except insofar as may be specified by the Company in particular cases, affect the cash compensation payable to such directors in their capacities as directors and members of committees of the Board of Directors.

STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

In 1990, the Company also adopted the Outside Director Stock Option Plan (the "Outside Director Plan"). The Outside Director Plan is intended to encourage more extensive ownership of the Common Stock, to provide incentives and to attract and retain eligible outside directors of the Company. Under the Outside Director Plan, 30,000 shares of Common Stock were reserved and options exercisable for an aggregate of 15,000 shares have been granted. The Outside Director Plan is presently administered by the Board of Directors. The Board of Directors has authority, in its discretion, to determine the outside directors to whom, and the time or times in which, options will be granted, the number of shares to be subject to each option, and the purchase price of the shares covered by each option. The exercise price of any option granted under the Outside Director Plan may not be less than the fair market value of the Common Stock at the date of the grant. Options granted under the Outside Director Plan are non-qualified options for federal income tax purposes.

The following table shows stock options granted and presently exercisable to outside directors from May 23, 1990 to August 31, 1995:

                         Options
                         Granted and                        Value of Unexercised
                         Presently           Option         In-The-Money Options
                         Exercisable         Price          At Fiscal Year End
                         ___________         ______         ____________________
Joseph V. Mariner, Jr.   2,500               $2.00          $ 6,725
                         2,500               $1.44            8,125
                         _____                              _______
                         5,000                              $14,850
                         =====                              =======

Larry J. Parsons         2,500               $2.00          $ 6,725
                         2,500               $1.44            8,125
                         _____                              _______
                         5,000                              $14,850
                         =====                              =======

Scott K. Upfield         2,500               $1.44          $ 8,125
                         =====                              =======

Richard W. Griner        2,500               $4.81              -0- (1)
                         =====

(1) The Company's stock price at August 31, 1995 was below the option price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

James E. Upfield was, during the fiscal year, an officer of the Company and a member of the Compensation Committee of the Board of Directors. Mr. Upfield has engaged in certain transactions with the Company described under the heading "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists of Mr. Mariner (Chairman), Mr. Parsons, Mr. James E. Upfield, Mr. Scott K. Upfield and Mr. Griner. The Compensation Committee's primary function is to review the compensation awarded to the executive officers of the Company.

In determining executive compensation, the Compensation Committee reviews the performance of the specific executive, the operating performance of the Company, the compensation of executives of companies which are comparable to the Company and the performance of the Company's Common Stock. Particular emphasis is given to the operating results of the Company. The Company's Compensation Committee has access to, and review reports of, independent financial consultants who assimilate and evaluate the compensation of executive officers employed by companies which are generally comparable to the Company. The cumulative weight of all such factors is then generally considered to determine whether or not a particular executive should receive an increase in compensation, an incentive bonus under the Company's Executive Bonus Plan, a stock option or stock grant under the Company's Stock Option Plan for Key Employees, or any other compensation benefits.

The Compensation Committee believes that in order for the Company to succeed, it must attract and retain qualified executives who can not only perform satisfactorily on an individual basis but who can also retain and manage a quality staff of other executive officers and key employees. Thus, in addition to applying the criteria generally applicable to all executive officers, in determining the compensation of the chief executive officer the Compensation Committee may also be influenced to a significant extent by the overall performance of the Company's other executives and key employees. After a review of all of such factors and with the advice of independent compensation consultants, the Compensation Committee recommended in 1994 that the Company enter into a three year employment agreement with Mr. E. R. Buford (the Chief Executive Officer), which provided for, among other things, a base compensation of $201,300 per annum. Upon review of a report of independent financial consultants dated February 24, 1995 which opined that a base salary of $208,000 and total cash compensation of $299,700 for the Chief Executive Officer would be "competitive", the Compensation Committee recommended that the Chief Executive's base salary be increased to $208,000 per annum but did not recommend that any bonus be paid for fiscal 1995.

                        Mr. Joseph V. Mariner, Jr.
                        Mr. James E. Upfield
                        Mr. Scott K. Upfield
                        Mr. Larry J. Parsons

PERFORMANCE GRAPH

The following table compares the performance of the Company's
Common Stock with certain comparable indices:


               COMPARISON OF FIVE YEAR CUMULATIVE
              RETURN AMONG TEMTEX INDUSTRIES, INC.,
                    DOW JONES INDUSTRIAL AND
               DOW JONES FURNISHINGS & APPLIANCES

Company/Index            1990      1991      1992      1993     1994      1995
-------------            ----      ----      ----      ----     ----      ----
TEMTEX INDUSTRIES, INC.  $100.00   $ 60.10   $ 66.48   $571.80  $571.80   $249.46
Dow Jones Industrial     $100.00   $127.45   $142.40   $159.31  $176.98   $226.58
Dow Jones Furnishings
  & Appliances           $100.00   $160.35   $176.48   $282.36  $241.77   $277.41


                     MANAGEMENT TRANSACTIONS

At the Annual Meeting of Stockholders of the Company held December 21, 1976, the Company's stockholders approved a Share Purchase Agreement ("Agreement") among the Company, Mr. Upfield and Republic National Bank of Dallas (succeeded by NationsBank of Texas, N.A.), as trustee (the "Trustee"), pursuant to which the Company may purchase, or may be required, following the death of Mr. Upfield, to purchase from the estate of Mr. Upfield (the "Estate") up to that maximum number of shares of Common Stock whose aggregate purchase price (as computed below) does not exceed the lesser of
(a) the sum of (i) the estate, inheritance, legacy and succession taxes (including any interest collected as a part of such taxes) imposed because of Mr. Upfield's death and (ii) the amount of funeral and administrative expenses allowable as deductions in computing the taxable estate of Mr. Upfield under Section 2053 of the Internal Revenue Code (the "Code"), or (b) the amount paid to the Trustee pursuant to the Agreement upon and by reason of the death of Mr. Upfield pursuant to a life insurance policy in the amount of $500,000 carried by the Company on the life of Mr. Upfield.

The purpose of the Agreement is to provide an orderly means for the Estate to raise funds to pay all estate and inheritance taxes and funeral and administrative expenses without necessitating the sale of a large number of shares of Common Stock in the over-the-counter market, an event which, in the opinion of the Company would have, primarily because of the limited volume of trading in such shares, a potentially serious adverse effect on the market price of the Common Stock.

The purchase price of a share of Common Stock under the Agreement is an amount equal to 90% of the mean between the highest and lowest quoted selling price for a share of Common Stock in any public securities exchange or market, if available, or otherwise the mean between the bona fide closing bid and asked prices therefor in said exchange or market, on the date of death of Mr. Upfield, or if no such sales or bid and asked prices are available on such date, then the weighted average of the mean between the highest and lowest selling prices, or bona fide bid and asked prices, as the case may be, for a share of Common Stock on the nearest trading date before and the nearest trading date after the date of death of Mr. Upfield (such average to be weighted inversely by the respective number of trading dates between the selling dates or the price quotation dates and such date of death in the same manner used in determining the valuation of stock for federal estate tax purposes as set forth in Treasury Regulation Section 20.2031-2(d) promulgated by the Commissioner of Internal Revenue under Section 2031 of the Code). Such purchase price would have been $3.81 if computed as of January 12, 1996.

The Estate will not be obligated to sell any shares of Common Stock under the Agreement unless prior to the closing of such sale the Estate has obtained a ruling from the Internal Revenue Service, or an opinion of counsel satisfactory in form and content to the Estate, to the effect that the purchase by the Company will be treated as a distribution in full payment and exchange therefor under Section 302(b) of the Code. The Company will not be required to purchase any shares of Common Stock under the Agreement if and to the extent that such a purchase would result in an impairment of its capital or would otherwise be in violation of applicable state law relative to the Company's purchase of its shares of Common Stock.

The Company, pursuant to the Agreement, has transferred to the Trustee, as beneficiary, an existing life insurance policy on the life of Mr. Upfield in the amount of $500,000. The Company is the owner of such insurance policy; however, under certain conditions described below, Mr. Upfield will have the right to purchase all, or any part, of such policy. The premium payable by the Company for such insurance policy is $21,049 per year. The premiums paid by the Company are not deductible by it for federal income tax purposes, and the proceeds of the policy when paid to the Trustee and used to purchase the shares of Common Stock under the Agreement or transferred to the Company will not constitute income to the Company for federal income tax purposes.

The Trustee is to hold in its custody until the death of Mr. Upfield or termination of the Agreement (in which event it is to return to the Company) the insurance policy on the life of Mr. Upfield. Upon and after the death of Mr. Upfield, the Trustee is to make claim for, collect, hold, deposit or invest, and pay over the proceeds of the insurance policy on the life of Mr. Upfield and any deposits or investments thereof and interest earned thereon for the account of the Company. In the event the proceeds from such insurance policy are greater than the amount required to purchase the shares of Common Stock from the Estate, such excess will be paid to the Company. The Company will reimburse the Trustee for its expenses in carrying out the provisions of the Agreement and will pay reasonable and customary compensation to the Trustee for its services under the Agreement.

The Agreement may be terminated (a) upon the determination of bankruptcy or the dissolution of the Company, 7(b) upon the cessation of regular business of the Company, (c) at the option of the Company, in the event the purchase price thereunder exceeds
200% of the book value of a share of Common Stock, determined as of the end of the fiscal quarter immediately preceding the date of Upfield's death, (d) at the option of the Estate, in the event the purchase price thereunder is less than 75% of the book value of a share of Common Stock, determined as of the end of the fiscal quarter immediately preceding the date of Mr. Upfield's death or
(e) by the mutual written consent of Mr. Upfield or the Estate and the Company. In addition, if Mr. Upfield disposes, during this lifetime, of all of the Common Stock he owned as of the date of the Agreement, the Agreement will be terminated.

The Agreement provides that if it is terminated during Mr. Upfield's life, he will have the right to purchase from the Company any part or all of the insurance policy on his life and then subject to the Agreement. The purchase price of such insurance policy will be equal to its cash surrender value, net of any policy indebtedness, plus any unearned premium thereon at the date of purchase.

The manufacturing plant and related real property in Manchester, Tennessee is leased by Temco Fireplace Products, Inc. ("TFPI") formerly Temtex Products, Inc., from HUTCO, a California partnership of which Mr. Upfield and a former director are the general partners. The Manchester facility, which was originally subject to a five-year lease with an option to purchase between TFPI and the former owner, was acquired by HUTCO upon the assignment to it of TFPI's option to purchase following TFPI's inability to secure financing upon acceptable terms. The lease between TFPI and HUTCO was for a twenty-five year term commencing November 15, 1989 and provided for monthly rental payments of $13,020 (subject to certain scheduled rent escalations based upon increases in the consumer price index). During the 1994 fiscal year, the Company entered into a new twenty-five year lease agreement with HUTCO. The new lease agreement provides for a 30,000 square foot expansion to the facility with monthly rental payments of $21,500 that commenced on January 1, 1995. The new lease is subject to certain scheduled rent escalations based upon increases in the consumer price index.

In the opinion of management of the Company, the lease of the TFPI manufacturing facility from HUTCO was consummated on terms and conditions as favorable to the Company as terms and conditions obtainable from non-affiliated parties.

                     SECTION 16(a) REPORTING

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                    STOCKHOLDER PROPOSALS FOR
                          ANNUAL MEETING

Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the Annual Meeting of Stockholders of the Company to be held in 1997 must submit such proposals so as to be received by the Company at 3010 LBJ Freeway, Suite 650, L.B. 55, Dallas, Texas 75234 on or before November 22, 1996.

                          MISCELLANEOUS

The Board of Directors has appointed Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending August 31, 1996. Ernst & Young acted as the Company's independent auditors for the fiscal year ended August 31, 1995. A representative of Ernst & Young will attend the annual meeting of stockholders to be held March 6, 1996, will have an opportunity to make a statement, and will respond to appropriate questions from stockholders.

                          OTHER MATTERS

It is intended that, as to any other matter of business which may be brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the discretion of the person or persons voting the same.


Management of the Company does not know of any such other matters of business.

                                   By Order of the Board of
                                   Directors



                                   James E. Upfield
                                   Chairman of the Board
February 2, 1996

                     TEMTEX INDUSTRIES, INC.

       Proxy Solicited on Behalf of the Board of Directors
               For Annual Meeting of Stockholders,
                          March 6, 1996


The undersigned hereby constitutes and appoints James E. Upfield and E. R. Buford, and either of them, each with full power of substitution and revocation, as the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of Stockholders of Temtex Industries, Inc. (the "Company"), to be held at the Courtyard by Marriott LBJ and Josey, 2930 Forest Lane, Dallas, Texas 75234, Room A, at 10:00 a.m. on March 6, 1996, and any adjournments thereof, and to vote the shares of Common Stock of the Company standing in the name of the undersigned with all powers the undersigned would possess if personally present at the meeting.


(1)  Election of                        Names of Nominees:
     Directors                          James E. Upfield,
                                        E. R. Buford,
                                        Joseph V. Mariner, Jr.,
                                        Larry J. Parsons,
For [ ] All         Withhold [ ]        Scott K. Upfield,
nominees            Authority to        Richard W. Griner
named (except       vote for all        (Instruction:  To withhold
as marked to        nominees            authority to vote for any
the contrary)       named               individual nominee, write
                                        the nominee's name on the
                                        following line.)
                                        __________________________

(2) In their discretion to vote upon such other business as may properly come before the meeting.

             (continued and to be signed on reverse)

Please sign exactly as name appears below. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: _____________________      _________________________________
                                  Signature

                                  ________________________________
                                  Signature (if held jointly)

                                  No postage is required if
                                  returned in the enclosed
                                  envelope and mailed in the
                                  United States.

                                  Stockholders who are present at
                                  the meeting may withdraw their
                                  proxy and vote in person if
                                  they so desire.